Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated February 6, 2015, on the financial statements of Soft Landing Labs Ltd. for the years ended December 31, 2013 and 2012, included herein on the registration statement of Soft Landing Labs Ltd. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

February 6, 2015